The Mexico Fund, Inc.

Monthly Summary Report
January 2013

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

January 31, 2013

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$432.83	$411.72	$345.31
NAV per share	$32.34	$30.81	$25.84
Closing price NYSE2	$32.37	$29.02	$23.59
% Premium (Discount)	0.09%	(5.81%)	(8.71%)
Shares traded per month2 (composite figures)	1,321,900	872,598	893,192
Outstanding shares3	13,381,884	13,362,856	13,362,856
Shares on Short Interest Position2	163,613	9,143	7,724
Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	11.50%	19.92%	33.95%	50.17%
NAV per share	4.97%	15.17%	22.90%	36.09%
Bolsa Index	4.78%	12.10%	16.67%	24.20%
MSCI Mexico Index	4.40%	11.57%	16.38%	25.23%

	2 Years	3 Years	5 Years	10 Years
Market price	44.12%	105.30%	72.91%	721.72%
NAV per share	28.38%	78.29%	38.62%	622.30%
Bolsa Index	16.78%	53.51%	33.96%	552.61%
MSCI Mexico Index	18.98%	57.28%	27.04%	450.01%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.
2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.
3 In accordance with the terms of the Fund’s Distribution Reinvestment and Stock Purchase Plan, during January 2013 the Fund issued 19,028 shares at $32.81, as Fund shares traded at a premium with respect to their NAV.
4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa Index5	45,278.06	43,705.83	37,422.68
Daily avg. of million shares traded	384.2	324.1	350.0
Valuation Ratios6: P/E	19.99	19.29	19.61
P/BV	3.32	3.15	2.73
EV/EBITDA	10.03	9.63	8.59
Market capitalization (billion US$)	$590.43	$577.74	$493.28

IV. The Mexican Economy.	End of Month	One Month Earlier	One Year Earlier

Treasury Bills7
One month	4.15%	4.05%	4.27%
Six months	4.44%	4.47%	4.55%
One year	4.59%	4.61%	4.70%
Long-term Bonds
Three years	4.87%	4.94%	5.01%
Five years	4.90%	5.05%	5.46%
Ten years	5.47%	N.A.	N.A.
20 years	5.83%	6.28%	7.41%
30 years	N.A.	6.42%	7.47%
Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.7087	Ps. 12.8533	Ps. 13.0456

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.23%	3.57%	3.57%

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5 Source: Mexican Stock Exchange
6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.
7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.
8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

V. Economic Comments.

According to results of the monthly poll conducted during January 2013 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.55% during 2013 and 4.03% during 2014. The inflation rate is estimated by analysts to be 3.67% for 2013 and 3.66% for 2014. The exchange rate of the peso against the dollar is expected to end 2013 at Ps. 12.64 and at Ps. 12.60 towards the end of 2014, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.41% and 4.86% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI. Portfolio of Investments As of January 31, 2013 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 95.66%	Value	Net Assets
	Airports
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$12,002,801	2.77%

	Beverages
1,000,000	Arca Continental, S.A.B. de C.V.	7,629,419	1.76
300,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	4,749,502	1.10
3,100,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	33,488,791	7.74
1,500,000	Grupo Modelo, S.A.B. de C.V. Series C	12,769,599	2.95
1,285,000	Organización Cultiba, S.A.B. de C.V. Series B	3,538,914	0.82
		62,176,225	14.37
	Building Materials
24,020,000	Cemex, S.A.B. de C.V. Series CPO	26,214,908	6.06

	Chemical Products
2,470,000	Alpek, S.A.B. de C.V. Series A	6,137,732	1.42
3,630,396	Mexichem, S.A.B. de C.V.	20,544,830	4.74
		26,682,562	6.16
	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	8,991,478	2.08
2,200,000	OHL México, S.A.B. de C.V.	4,976,906	1.15
		13,968,384	3.23
	Consumer Products
6,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	16,802,663	3.88

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	6,943,598	1.60
2,840,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	19,591,524	4.53
3,720,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	11,491,907	2.66
		38,027,029	8.79
	Food
4,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	10,348,816	2.39
1,550,000	Grupo Herdez, S.A.B. de C.V.	4,900,501	1.13
		15,249,317	3.52
	Health Care
1,500,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	3,426,393	0.79

	Holding Companies
9,800,000	Alfa, S.A.B. de C.V. Series A	23,542,455	5.44
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	7,868,830	1.82
1,000,000	Grupo Kuo, S.A.B. de C.V. Series B	2,632,055	0.61
		34,043,340	7.87
	Media
3,042,000	Grupo Televisa, S.A.B. Series CPO	17,052,262	3.94

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Mining
5,250,000	Grupo México, S.A.B. de C.V. Series B	19,572,812	4.52
74,000	Industrias Peñoles, S.A.B. de C.V.	3,636,444	0.84
		23,209,256	5.36
	Restaurants
2,000,000	Alsea, S.A.B. de C.V.	4,639,342	1.07

	Retail
1,600,000	Controladora Comercial Mexicana, S.A.B. de C.V. Series UBC	5,822,783	1.34
1,500,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	16,631,520	3.84
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	9,510,131	2.20
8,100,000	Wal-Mart de México, S.A.B. de C.V. Series V	26,271,924	6.07
		58,236,358	13.45
	Steel
358,500	Ternium, S.A.	8,471,451	1.96

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	8,130,493	1.88

	Telecommunications Services
35,000,000	América Móvil, S.A.B. de C.V. Series L	43,981,682	10.16
250,000	NII Holdings, Inc.	1,749,982	0.40
		45,731,664	10.56

	Total Common Stock	$414,064,448	95.66%

	REAL ESTATE INVESTMENT TRUSTS – 2.16%

3,985,000	Macquaire México Real Estate Management S.A. de C.V. Series 12	9,331,686	2.16
	Total Real Estate Investment Trusts	$9,331,686	2.16%

	Total Equity Securities	$423,396,134	97.82%

Securities	SHORT-TERM SECURITIES – 6.63%
Principal Amount
	Repurchase Agreements
$26,761,256	BBVA Bancomer, S.A., 4.41%, dated 01/31/13, due 02/01/13 repurchase price $26,764,534 collateralized by Bonos del Gobierno Federal.	$26,761,256	6.18%
	Time Deposits
	Comerica Bank, 0.11%, dated 01/31/13, due 02/01/13	1,950,563	0.45
	Total Short-Term Securities	28,711,819	6.63
	Total Investments	452,107,953	104.45
	Liabilities in Excess of Other Assets	(19,280,697)	(4.45)
	Net Assets Equivalent to $32.34 per share on 13,381,884 shares of capital stock outstanding	$432,827,256	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)